Exhibit 99

Family Dollar Reports Record Second Quarter Earnings

  Earnings per diluted share increases 35.0% to $0.81
  Net income increases 33.4%
  Operating profit margin increases 195 basis points
  Management increases full year guidance

MATTHEWS, N.C.--(BUSINESS WIRE)--April 7, 2010--Family Dollar Stores, Inc. (NYSE: FDO) today reported that net income per diluted share for the second quarter of fiscal 2010 ended February 27, 2010, increased 35.0% to $0.81 compared with $0.60 for the second quarter of fiscal 2009 ended February 28, 2009. Net income for the quarter increased 33.4% to $112.2 million compared with net income of $84.1 million for the second quarter of fiscal 2009.

“These strong results reflect our efforts to provide our customers with more value, more convenience and a better shopping experience,” said Howard R. Levine, Chairman and Chief Executive Officer. “We have invested significantly to improve processes, build merchandising capabilities and stabilize our workforce, and these investments are clearly delivering results. As we increase our focus on accelerating revenue growth, I am confident that our continued efforts to broaden the appeal of our assortment, strengthen our customer communications and improve the in-store shopping experience will result in expanded market share and strong financial returns.”

As previously reported, sales for the second quarter of fiscal 2010 were approximately $2.09 billion, or 4.9% above sales of approximately $1.99 billion for the second quarter of fiscal 2009. Comparable store sales increased 3.6%. The increase in comparable store sales was a result of increased customer traffic, as measured by the number of register transactions, and an increase in the value of the average customer transaction. Sales were strong in the Seasonal and Electronics, Home Products and Consumables categories. Sales of Apparel and Accessories were approximately flat.

The gross profit margin, as a percentage of sales, was 35.4% in the second quarter of fiscal 2010 compared to 33.7% in the second quarter of fiscal 2009. The improvement in gross profit, as a percentage of sales, was a result of higher purchase mark-ups and reductions in markdown expenses, freight expenses and inventory shrinkage.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, were 26.8% in the second quarter of fiscal 2010 compared with 27.0% in the second quarter of fiscal 2009. The decrease in SG&A expenses, as a percentage of sales, was primarily a result of lower utility costs and lower insurance expense which more than offset higher expenses related to expanded store operating hours and certain store maintenance and repair costs.

The Company’s inventories at February 27, 2010, were $935.3 million, or 9.6% less than inventories of $1,035.2 million at February 28, 2009.

In the first half of fiscal 2010, capital expenditures were $82.9 million compared with $61.8 million in the first half of fiscal 2009. During the first half of fiscal 2010, the Company opened 86 new stores and closed 52 stores.

During the first half of fiscal 2010, the Company repurchased approximately 4.1 million shares of its common stock. As of February 27, 2010, the Company had authorization to purchase up to an additional $296.0 million of its common stock.

Outlook

“I am pleased to report that the sales momentum we saw in the second quarter has continued through March,” said Levine. “Reflecting favorable weather trends and the impact of the Easter shift, comparable store sales for the March reporting period increased approximately 11%.”

For the third quarter, the Company expects that comparable sales for the quarter will increase 6% to 8% and that earnings per share will be between $0.71 and $0.76 compared with $0.62 in the third quarter of fiscal 2009.

For the full year, the Company expects that earnings per share will be between $2.48 and $2.58 compared with $2.07 in fiscal 2009.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment plans, net sales, comparable store sales, cost of sales, SG&A expenses, and earnings per diluted share. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Second Quarter Earnings Conference Call Information

The Company plans to host a conference call with investors today, April 7, 2010, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call (800) 857-5160 for domestic US calls and (312) 470-7174 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, April 7, 2010.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Second Quarter Ended
(in thousands, except per share amounts)	February 27, 2010	% of Net Sales	February 28, 2009	% of Net Sales

Net sales	$2,090,230	100.00%	$1,992,260	100.00%

Cost of sales	1,349,399	64.56%	1,320,956	66.30%

Gross margin	740,831	35.44%	671,304	33.70%

Selling, general and administrative expenses	559,480	26.77%	537,218	26.97%

Operating profit	181,351	8.68%	134,086	6.73%

Interest income	269	0.01%	1,564	0.08%

Interest expense	3,368	0.16%	3,345	0.17%

Income before income taxes	178,252	8.53%	132,305	6.64%

Income taxes	66,043	3.16%	48,165	2.42%

Net income	$112,209	5.37%	$84,140	4.22%

Net income per common share - basic	$0.82		$0.60
Weighted average shares - basic	137,480		139,996

Net income per common share - diluted	$0.81		$0.60
Weighted average shares - diluted	138,142		140,456

Dividends declared per common share	$0.155		$0.135

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the First Half Ended
(in thousands, except per share amounts)	February 27, 2010	% of Net Sales	February 28, 2009	% of Net Sales

Net sales	$3,913,136	100.00%	$3,746,093	100.00%

Cost of sales	2,514,083	64.25%	2,460,336	65.68%

Gross margin	1,399,053	35.75%	1,285,757	34.32%

Selling, general and administrative expenses	1,108,031	28.32%	1,059,267	28.28%

Operating profit	291,022	7.44%	226,490	6.05%

Interest income	664	0.02%	5,163	0.14%

Interest expense	6,703	0.17%	6,562	0.18%

Income before income taxes	284,983	7.28%	225,091	6.01%

Income taxes	105,153	2.69%	81,662	2.18%

Net income	$179,830	4.60%	$143,429	3.83%

Net income per common share - basic	$1.30		$1.03
Weighted average shares - basic	138,083		139,907

Net income per common share - diluted	$1.30		$1.02
Weighted average shares - diluted	138,707		140,346

Dividends declared per common share	$0.290		$0.260

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	For the First Half Ended
	February 27,	February 28,
(in thousands, except per share and share amounts)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$502,583	$299,289
Investment securities	8,197	—
Merchandise inventories	935,305	1,035,196
Deferred income taxes	71,666	96,382
Prepayments and other current assets	58,299	56,973
Total current assets	1,576,050	1,487,840

Property and equipment, net	1,053,622	1,049,923
Investment securities	192,851	207,842
Other assets	28,140	23,678

Total assets	$2,850,663	$2,769,283

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$584,944	$538,902
Accrued liabilities	478,647	506,893
Income taxes	20,423	28,239
Total current liabilities	1,084,014	1,074,034

Long-term debt	250,000	250,000
Deferred income taxes	47,684	45,180
Income taxes	39,940	32,328
Commitments and contingencies

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares

Common stock, $.10 par; authorized 600,000,000 shares
	14,606	14,454
Capital in excess of par	224,671	178,579
Retained earnings	1,528,083	1,277,675
Accumulated other comprehensive loss	(8,995)	(10,251)
	1,758,365	1,460,457
Less: common stock held in treasury, at cost	329,340	92,716
Total shareholders' equity	1,429,025	1,367,741

Total liabilities and shareholders' equity	$2,850,663	$2,769,283

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Half Ended
(in thousands)	February 27, 2010	February 28, 2009
Cash flows from operating activities:
Net income	$179,830	$143,429
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,368	77,736
Deferred income taxes	14,139	(11,134)
Excess tax benefits from stock-based compensation	(435)	(112)
Stock-based compensation	5,966	6,087
Loss on disposition of property and equipment,
including impairment	4,875	5,955
Changes in operating assets and liabilities:
Merchandise inventories	58,492	(2,511)
Income tax refund receivable	8,618	7,007
Prepayments and other current assets	869	1,209
Other assets	(4,199)	650
Accounts payable and accrued liabilities	(56,646)	4,080
Income taxes	20,712	21,021
	316,589	253,417

Cash flows from investing activities:
Purchases of investment securities	(37,006)	—
Sales of investment securities	5,300	5,600
Capital expenditures	(82,851)	(61,788)
Proceeds from dispositions of property and equipment	616	57
	(113,941)	(56,131)

Cash flows from financing activities:
Payment of debt issuance costs	(651)	(624)
Repurchases of common stock	(166,002)	—
Changes in cash overdrafts	55,792	(27,256)
Proceeds from exercise of employee stock options	8,890	6,222
Excess tax benefits from stock-based compensation	435	112
Payment of dividends	(37,419)	(34,953)
	(138,955)	(56,499)

Net change in cash and cash equivalents	63,693	140,787
Cash and cash equivalents at beginning of period	438,890	158,502
Cash and cash equivalents at end of period	$502,583	$299,289

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Second Quarter Ended
	February 27,	February 28,
(in thousands)	2010	2009	% Change
Consumables	$1,271,121	$1,209,453	5.1%
Home products	318,910	300,602	6.1%
Apparel and accessories	214,358	214,882	-0.2%
Seasonal and electronics	285,841	267,323	6.9%
TOTAL	$2,090,230	$1,992,260	4.9%

	For the First Half Ended
	February 27,	February 28,
(in thousands)	2010	2009	% Change
Consumables	$2,492,978	$2,364,508	5.4%
Home products	554,207	534,194	3.7%
Apparel and accessories	396,657	400,981	-1.1%
Seasonal and electronics	469,294	446,410	5.1%
TOTAL	$3,913,136	$3,746,093	4.5%

STORES IN OPERATION:
	For the First half Ended
	February 27,	February 28,
	2010	2009
Beginning Store Count	6,655	6,571
New Store Openings	86	122
Store Closings	(52)	(50)
Ending Store Count	6,689	6,643
Total Square Footage (000s)	56,983	56,511
Total Selling Square Footage (000s)	47,480	47,016

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA
704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com